UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2023

Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (561) 998-2440

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On August 15, 2023, the Board of Directors (the “Board”) of Bright Mountain Media, Inc. (the “Company”) appointed Jeff Hirsch as a director of the Company, effective as of August 15, 2023. Mr. Hirsch will serve as a director of the Company until the next annual meeting of shareholders, or until his successor is elected and qualified. The Board has determined that Mr. Hirsch qualifies as an independent director under the New York Stock Exchange listing standards.

Mr. Hirsch, 65, has over 25 years in technology, business and sales organization development, brand strategy and investor relations. From July 2016 to April 2023, Mr. Hirsch held various leadership roles at PubMatic (NASDAQ: PUBM), including serving as Chief Commercial Officer. He also held prior executive roles as President of CPXi (now Digital Remedy), Chief Executive Officer of AudienceScience, Chief Marketing Officer of SundaySky, SVP of ValueClick, and was a founder and Chief Revenue Officer of Fastclick (NASDAQ: FSTC). Mr. Hirsch graduated from the University of California, Santa Barbara with a B.A. in Experimental Psychology.

Mr. Hirsch will receive director compensation as set forth below. There are no related party transactions between the Company and Mr. Hirsch which would require disclosure under Item 404 of Regulation S-K.

Committees of the Board of Directors

On August 15, 2023, the Board approved the composition of the Audit Committee, Compensation Committee, and Governance and Nominating Committee of the Company (the “Committees”) as follows:

Audit Committee	Compensation Committee	Governance and Nominating Committee
Pamela Parizek (Chair)	Harry D. Schulman (Chair)	Harry D. Schulman (Chair)
Harry D. Schulman	Pamela Parizek	Pamela Parizek

Director Compensation

On August 15, 2023, the Board amended its director compensation policy to include quarterly, cash compensation of $10,000 for service as a director and an additional quarterly, cash compensation of $5,000 for service as chair of one or more committees (the “Additional Cash Consideration”). The Additional Cash Consideration is effective April 1, 2023 with payments commencing in October 2023. The director compensation policy continues to provide for 100,000 shares of common stock per year on a pro-rata basis, based on their start date, and the reimbursement for fees, travel, and expenses related to the attendance of Board and committee meetings, if and when incurred. Currently, the following directors will receive compensation pursuant to the director compensation policy: Kip Speyer, Pamela Parizek, Harry D. Schulman and Jeff Hirsch.

Item 8.01. Other Events.

On August 11, 2023, the Board approved certain amendments to warrants to purchase approximately 15.3 million shares of the Company’s common stock held by investors associated with Spartan Capital Securities, LLC and its affiliates. The warrants were amended to reduce the exercise price currently ranging from $0.65 - $0.75 to $0.40 per share and to extend the term of such warrants to June 30, 2025 or December 31, 2025. The Board also approved entering into a resale registration statement on Form S-1 to register the resale of the shares underlying the warrants. The Board authorized management of the Company to prepare and finalize the amendments to the warrants and the corresponding registration rights agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2023	BRIGHT MOUNTAIN MEDIA, INC.

	By:	/s/ Matt Drinkwater
Matt Drinkwater
Chief Executive Officer